Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP FOURTH QUARTER NET
$0.20 PER SHARE; FULL YEAR `03 EPS $0.59, UP 84%

HOUSTON – March 11, 2004 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its fourth quarter earnings per diluted share were $0.20, an increase of 43% over the same period in 2002.  Revenues were $31.2 million for the fourth quarter of 2003 versus $24.9 million for the same period in 2002.

Full year net income was $10.4 million, or $0.59 per diluted share.  Revenue for 2003 was $103.9 million, an increase of 26% over 2002.  The company noted that all of its major operating groups performed well, with particular growth in its asset management and investment banking divisions.  In addition, its merchant banking activities, consisting of the company’s investment portfolios and investments in limited partnerships, produced net gains of $5.3 million before taxes in 2003 compared to $1.0 million during 2002.

“Sanders Morris Harris Group had an exceptional year,” said Ben T. Morris, Chief Executive Officer.  He added that, “The improved equity markets were directly beneficial to our merchant banking portfolio and indirectly to our operating businesses.  We successfully contained costs and invested – we think carefully – in expanding our three primary profit centers.”  Those areas are asset and wealth management, investment banking/private equity and institutional sales.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas.  It is the largest investment banking firm headquartered in the Southwest.  It ended 2003 with assets in excess of $137 million, cash and equivalents of $32.6 million and no funded debt.   Its operating entities are Sanders Morris Harris, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners and SMH Capital Advisors, Inc.  Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service.  The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC.

Selected Condensed Operating Information

(in thousands, except share and per share amounts)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
			(unaudited)
Net income calculation:
Revenues	$103,934	$82,377	$31,208	$24,926
Expenses	90,981	73,531	26,486	20,770
Net	12,953	8,846	4,722	4,156
Equity in income of limited partnerships	4,305	2,352	1,113	2,423
Minority interests	(48)	(2,195)	9	(2,225)
Income before income tax	17,210	9,003	5,844	4,354
Provision for income tax	(6,794)	(3,604)	(2,316)	(1,860)
Net income	$10,416	$5,399	$3,528	$2,494
Earnings per share
Basic earnings per share	$0.61	$0.32	$0.20	$0.15
Diluted earnings per share	$0.59	$0.32	$0.20	$0.14

Weighted average shares outstanding:
Basic	17,095,626	16,621,698	17,237,274	16,726,194
Diluted	17,622,443	16,918,432	17,736,445	17,225,988

Balance sheet data:
Cash and cash equivalents			$32,590	$34,890
Other tangible net assets			32,816	18,748
Tangible net assets			65,406	53,638
Shareholders’ equity			$114,853	$101,311

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